Exhibit 23.3



       Consent of Independent Auditors, Ernst & Young LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Equitable of Iowa Companies and Equitable of Iowa Companies Capital Trust II for the registration of $50,000,000 of Equitable of Iowa Companies Capital Trust II 8.424% Series B Capital Securities and to the incorporation by reference therein of our report dated February 11, 1997, with respect to the consolidated financial statements and schedules of Equitable of Iowa Companies included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                              s/Ernst & Young LLP


Des Moines, Iowa
April 23, 1997